Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of AllianceBernstein Multi-Manager Alternative Fund of our report dated June 8, 2012, relating to the Statement of Assets and Liabilities and Statement of Operations of AllianceBernstein Multi-Manager Alternative Fund, which appears in such Registration Statement. We also consent to the reference to us under the headings “Independent Accountants” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/S/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

June 8, 2012